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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                               Three Months Ended
                                                                   March 31,
 In Millions of Dollars                                        1996           1995
 Fixed Charges:
   Interest on indebtedness                             $         58   $         62
   Interest capitalized                                            5              5
   One-third of rents*                                            22             22

   Total Fixed Charges                                  $         85   $         89

 Earnings:
   Income before income taxes and minority interests    $        293   $        252

   Fixed charges per above                                        85             89
   Less: interest capitalized                                     (5)            (5)
                                                                  80             84

   Amortization of interest capitalized                           10             10

   Total Earnings                                       $        383   $        346

 Ratio of Earnings to Fixed Charges                             4.51           3.89



* Reasonable approximation of the interest factor.
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